Exhibit 10.46

Non-Employee Directors’ Compensation Summary to be effective as of March 2011

As of March 2011, non-employee directors will be eligible for the following compensation:

Annual Retainer Fee*	$60,000
Committee Membership Fee*: Audit committee member Compensation committee member Nominating and corporate governance committee member	$12,500 $10,000 $10,000
Committee Chair Annual Retainer Fees*:
Audit committee chairperson	$25,000
Compensation committee chairperson	$15,000
N Nominating and corporate governance committee chairperson	$15,000
No Standing Committee or Board Meeting Fees** Annual Non−qualified Stock Option Grant***	6,000 options
Annual Restricted Stock Unit Award***	2,000 units
Initial Non−qualified Stock Option Grant****	7,500 options
Initial Restricted Stock Unit Award****	2,500 units

 *Paid quarterly beginning with the quarter end following each the effective date of appointment, and subsequently, beginning with the quarter end following our annual meeting
**To the extent a special committee is established by board of directors to address a unique matter, committee meeting fee of $1,500 will be provided
***Made at the time of our annual meeting, with 100% vesting occurring on the first anniversary of the grant/award date

****Made as of the effective date of appointment to the board of directors, with vesting occurring 25% immediately on the grant/award date, and 25% per year on the next three anniversaries of the grant/award date

Upon a non-employee director’s termination of service as a director of the Company for reason of Death, Disability or a Change in Control, as defined in the 2000 Equity Incentive Plan and/or an award agreement, the grant or award will continue to be fully vested.  In addition, if at the time of termination of service for any reason other than by reason of Cause, Death, Disability or a Change in Control, as defined in the 2000 Equity Incentive Plan, the non-employee director has completed at least two full terms as a director, as defined in our bylaws, the grant or award will continue to be fully vested.

Under our Directors’ Cash Compensation Umbrella Program, which only applies to non-employee directors and is filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on December 10, 2003, each non-employee director may choose to receive his compensation either in cash, in fully vested restricted stock under our 2000 Equity Incentive Plan (as of the date the fees are earned, the fees would be converted into the equivalent number of fully vested restricted shares, which would be beneficially owned and reported on Form 4 filings), or as deferred compensation under our Directors’ Deferred Compensation Plan, as amended September 23, 2008, which first became effective in March 2001, and is filed as an exhibit to our Annual Report on Form 10-K filed with the SEC on November 25, 2008.  At present, non-employee directors continue to receive their respective annual retainer fees, committee chair annual retainer fees and annual restricted stock unit awards and non-qualified stock option grants at the time of our annual meeting, or upon the effective date of a director’s original election to the board of directors, if other than the annual meeting date, and as described in greater detail above, as of March, 2011, they will receive their annual retainer and committee chair and member fees on a quarterly basis.  Non-employee directors also are eligible for reimbursement of travel and other out-of-pocket costs incurred in attending meetings.  Non-employee directors are not eligible for any other compensation arrangement.